Exhibit 99.1

Karen S. Evans and C. Brad Henry Join NIC Board of Directors

OLATHE, Kan.--(BUSINESS WIRE)--October 26, 2011--NIC Inc. (NASDAQ: EGOV) is pleased to announce the election of Karen S. Evans, 51, and former Governor C. Brad Henry, 48, to its Board of Directors as independent directors, effective immediately. Prior to her retirement from government service in January of 2009, Evans served as the de facto Chief Information Officer for the United States federal government. Henry was previously the Governor of the State of Oklahoma until the end of his term of office in January 2011.

“We are very excited to welcome Karen Evans and Gov. Brad Henry to the NIC Board of Directors,” said Harry Herington, Chairman of the Board and Chief Executive Officer of NIC. “Karen’s extensive experience in the federal IT sector and the Governor Henry’s proven record of leading bipartisan achievement will lend themselves well to NIC’s ongoing focus on state, federal, and other government-related opportunities.”

In her last government post, Evans served as Administrator of the Office of Electronic Government and Information Technology (IT) at the United States Office of Management and Budget. Evans previously served as the Chief Information Officer for the United States Department of Energy, as well as the Director of the Information Resources Management Division, Office of Justice Programs in the United States Department of Justice. In Evans’ nearly 28 years of federal government service, her broad responsibilities included overseeing the federal IT budget of nearly $71 billion and the usage of the E-Government Fund to support interagency partnerships and innovation. Her responsibilities additionally involved information security, privacy and access to, dissemination of and preservation of government information.

Evans holds a bachelor’s degree in chemistry and a Master’s degree in business administration from West Virginia University. She is currently the National Director of U.S. Cyber Challenge, a nationwide talent search and skills development program focused on the cyber workforce. In addition, Evans is an independent consultant, providing guidance in the areas of leadership, management, and the strategic use of information technology.

Henry took office as governor of Oklahoma in 2003. He is the third governor and second Democratic governor in the history of the State of Oklahoma to hold two consecutive terms, the maximum allowed under Oklahoma law. Despite taking office in the midst of a severe budget crisis, Henry forged a bipartisan agreement among key legislative leaders that shielded education and health care from extensive budget cuts. In 2010, Henry was appointed by President Barack Obama to the six-member Council of Governors, which works closely with the Secretary of Defense, the Secretary of Homeland Security, and other defense and national security advisors on the synchronization and integration of state and federal military services.

Before his election as governor, Henry practiced law with his father, Charles Henry, in Shawnee, Oklahoma, and served 10 years in the Oklahoma State Senate, chairing the Senate Judiciary Committee and serving as vice-chair of the Senate Economic Development Committee.

Henry holds a bachelor’s degree in economics from the University of Oklahoma and a Juris Doctor degree from the University of Oklahoma School of Law. He is currently of counsel to the law firm of Lester, Loving and Davies in Edmond, Oklahoma and a founding member of Henry-Adams Companies, LLC.

About NIC

NIC manages more eGovernment services than any provider in the world. The company helps government communicate more effectively with citizens and businesses by putting essential services online. NIC provides eGovernment solutions for 3,500 federal, state and local agencies across the United States. Additional information is available at http://www.egov.com.

CONTACT:
NIC
Angela Skinner, 913-754-7054
Director of
Corporate Communications
askinner@egov.com